Exhibit 99.1

PCB Bancorp receives capital investment under the Emergency Capital Investment Program
Los Angeles, California - May 24, 2022 - On May 24, 2022, PCB Bancorp (NASDAQ: PCB), a California corporation (the “Company”), the holding company of Pacific City Bank (the “Bank”) received a capital investment of $69.1 million from the U.S. Department of Treasury (the “Treasury”) under the Emergency Capital Investment Program (“ECIP”). The Company issued 69,141 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, liquidation preference of $1,000 per share (“Series C Preferred Stock”) for the investment under the ECIP. The Series C Preferred Stock is treated as tier 1 capital for the regulatory capital treatment.
The Series C Preferred Stock bears no dividend for the first 24 months following the investment date. Thereafter, the annual dividend rate will be adjusted, not higher than 2%, based on our extension of credit of qualified lending as defined in the terms of the ECIP transaction documents. After the tenth anniversary of the investment, the dividend rate will be fixed based on the average annual amount of qualified lending in years 2 through 10 compared to the baseline qualified lending. Dividends will be payable quarterly in arrears on March 15, June 15, September 15, and December 15.
The Series C Preferred Stock may be redeemed at the option of the Company on or after the fifth anniversary of issuance (or earlier in the event of loss of regulatory capital treatment), subject to the approval of the appropriate federal banking regulator and in accordance with the federal banking agencies’ regulatory capital regulations.
Established by the Consolidated Appropriations Act, 2021, the ECIP was created to encourage low- and moderate-income community financial institutions and minority depository institutions to provide loans, grants, and forbearance for small businesses, minority-owned businesses, and consumers, especially low-income and underserved communities, including persistent poverty counties, that may be disproportionately impacted by the economic effect of the COVID-19 pandemic by providing direct and indirect capital investments in low- and moderate-income community financial institutions.
About PCB Bancorp
PCB Bancorp is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

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